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                                                                   Exhibit 8(pp)
   July 1, 2004


   Janus Investment Fund
   151 Detroit Street
   Denver, Colorado 80206

   Gentlemen:

   As you know, Section 4 of our Investment Advisory Agreement dated April 3, 2002 (the "Agreement"), provides for compensation payable to Janus Capital Management LLC ("JCM") for investment advisory services rendered to Janus Money Market Fund (the "Fund"). This letter is to inform you that JCM will waive one-half of its fee due from March 1, 2005 until March 1, 2006 under the Agreement. Accordingly, the effective annual rate for the calculation of the fee due to JCM under Section 4 of the Agreement will be 0.10% of the Fund's average daily net assets.

   This waiver will continue in effect until March 1, 2006, unless extended.

   This waiver is applicable only to the Fund and shall not be applicable to any other series of Janus Investment Fund, whether now existing or hereafter created.

JANUS CAPITAL MANAGEMENT LLC



By:  /s/ Loren M. Starr
     ---------------------------------------
     Loren M. Starr, Chief Financial Officer
     and Senior Vice President

JANUS INVESTMENT FUND



By:  /s/ Girard C. Miller
     -------------------------------------
     Girard C. Miller
     President and Chief Executive Officer